Exhibit 7.3 - Pro Forma Financial Information

                                                          (in thousands, except shares)

                                                                              Unaudited         Unaudited
                                     Transit   Carolina  Service   Capitol    Pro Forma         Pro Forma
                                   Group, Inc.  Pacific  Express  Warehouse  Adjustments        Combined



Current assets                     $       284  $    973  $   792  $   1,668   $                $    3,717
Property and equipment                       4     1,787    1,243     12,896          730   (b)     16,660
Goodwill                                                                           16,490   (c)     16,490
Other noncurrent assets                  6,764                            68                         6,832
                                   -----------  --------  -------  ---------  ----------        ----------
Total assets                       $     7,052  $  2,760  $ 2,035  $  14,632  $    17,220       $   43,699

Current debt                       $         -  $    711  $   516  $   3,734  $        -    (b) $    4,961
Other current liabilities               12,887       407      152      1,900                        15,346
Long-term debt                                     1,441      417      7,549        3,700   (c)     13,637
                                                                                      530   (b)
                                   -----------  --------  -------  ---------  -----------       ----------

Total liabilities                       12,887     2,559    1,085     13,183        4,230           33,944

Stockholder's equity (deficit)          (5,835)      201      950      1,449       12,990   (c)      9,755
                                   -----------  --------  -------  ---------  -----------       ----------
Total Liabilities &
     stockholder's equity          $     7,052  $  2,760  $ 2,035  $  14,632  $    17,220       $   43,699
                                   ===========  ========  =======  =========  ===========       ==========

                                                        For the six months ended June 30, 1997
                                   -----------------------------------------------------------------------
                                                            (in thousands, except shares)
                                                                              Unaudited         Unaudited
                                     Transit   Carolina   Service   Capitol    Pro Forma        Pro Forma
                                   Group, Inc.  Pacific   Express  Warehouse  Adjustments       Combined

Revenues                                        $  4,722  $ 2,288 $    $9,628 $     1,500   (b) $   18,138

Expenses
  Salaries and wages expense                       1,780      674       2,667        (250)  (d)      5,339
                                                                                      468   (b)
  Operating expense                                2,298      429       4,992        (738)  (b)      6,981
  Depreciation and amortization                      255      266       1,256         353   (e)      2,471
                                                                                      275   (c)
                                                                                       66   (b)
  General and administration expense       268        43      148          32        (108)             383
  Interest expense                                    68       45         517         388   (f)      1,018
  Other expense                                      518      596        (244)       (500)             370
                                   -----------  --------  -------  ----------  ----------       ----------
     Total expenses                        268     4,962    2,158       9,220         (46)          16,562

     Operating income (loss)              (268)     (240)     130         408       1,546            1,576
Provision for income taxes                            45      (62)       (190)        299               92
                                   -----------  --------  -------  ----------  ----------       ----------
Income (loss) before discontinued
 operations                               (268)     (195)      68         218       1,845            1,668

Discontinued operations                (13,570)        -        -           -           -          (13,570)
                                   -----------  ---------  -------  ---------  ----------       ----------
Net income (loss)                  $   (13,838) $    (195) $    68  $     218  $    1,845       $  (11,902)

Loss per common share:
  Continuing operations            $     (0.13)                                                 $     0.14
  Discontinued operations                (2.77)                                                      (1.43)
                                   -----------                                                  ----------
  Total                            $     (2.90)                                                 $    (1.29)
                                   ===========                                                  ==========

Weighted average number of shares    4,909,528                                                   9,519,370

                                             For the twelve months ended December 31, 1996
                                   -----------------------------------------------------------------------
                                                  (in thousands, except shares)

                                                                              Unaudited         Unaudited
                                     Transit    Carolina  Service   Capitol   Pro Forma         Pro Forma
                                   Group, Inc.  Pacific   Express  Warehouse  Adjustments       Combined

Revenues                           $    23,404  $ 11,691  $ 4,428  $  16,920  $    3,000   (b)  $   36,039
                                                                                 (23,404)  (g)
Expenses
  Salaries and wages expense            13,377     4,528    1,263      4,661        (800)  (d)      13,584
                                                                                   3,932   (b)
                                                                                 (13,377)  (g)
  Operating expense                      7,126     5,533    1,875      8,705       1,587   (b)      17,700
                                                                                  (7,126)  (g)
  Depreciation and amortization          1,857       957      620      2,512         711   (e)       5,482
                                                                                     550   (c)
                                                                                     132   (b)
                                                                                  (1,857)  (g)
  General and administration expense     5,335        37      711        443     (4,585)   (g)       1,941
  Interest expense                         717       226      114      1,068         280   (f)       1,688
                                                                                    (717)  (g)
  Other expense                            141       375      (33)      (487)       (141)  (g)        (145)
                                    ----------  --------  -------  ---------  -----------       -----------
     Total expenses                     28,553    11,656    4,550     16,902      (21,411)          40,250
                                    ----------  --------  -------  ---------  -----------       -----------
     Operating income (loss)            (5,149)       35     (122)        18        1,007           (4,211)

Provision for income taxes                          (103)       19       (15)         294  (h)         195
                                    ----------  --------  --------  --------  -----------     ------------
Income (loss) before discontinued
 operations                             (5,149)      (68)     (103)        3        1,301           (4,016)
Discontinued operations                      -         -         -         -            -                -
                                    ----------  --------  --------  --------  -----------     ------------
Net income (loss)                   $   (5,149) $    (68) $   (103) $      3  $     1,301     $     (4,016)
                                    ==========  ========  ========  ========  ===========     ============
Loss per common share:
  Continuing operations             $    (1.48)                                               $      (0.39)
  Discontinued operations
                                    ----------                                                ------------
  Total                             $    (1.48)                                               $      (0.39)
                                    ==========                                                ============

Weighted average number of shares    3,758,671                                                  11,202,180


NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:

(a)  On August 15, 1997, Transit Group, Inc. (the
"Company") completed the acquisition of Capital Warehouse, Inc. ("Capital") and Service Express, Inc. ("Service").
Previously, on July 11, 1997, the Company completed the acquisition of Carolina Pacific Distributors, Inc.
("Carolina"). Pursuant to the Stock Purchase Agreements executed at the closings (the "Agreements"), the Company purchased all the outstanding capital stock of Capital, Service and Carolina. The total purchase price of approximately $18.4 million consists of $3.7 million in cash, the issuance of 641,283 shares of common stock of the Company to the shareholder of Capital and 903,226 shares of Company stock to the shareholder of Service and the issuance of 1,733,000 shares of common stock of the company to the shareholders of Carolina, and the assumption of approximately $0.6 million of debt. The
Company's and Service's financial statements are prepared on a calendar year-end basis while Capital used a fiscal year ended February 29, 1997 and Carolina used a fiscal year ended September 30, 1996. Accordingly, the accompanying unaudited pro forma combined financial statements combine the December 31, 1996 and June 30, 1997 financial statements of the Company and Service, and the February 29, 1997 and August 31, 1997 financial statements of Capital, and the September 30, 1996 and June 30, 1997 financial statements of Carolina, respectively. Such financial information is intended to reflect the combined financial position and results of operations as of each of the periods presented and is not necessarily indicative of future combined financial position or results of operations.

(b) To reflect the purchase by the Company of certain additional productive assets from an affiliate of Carolina and the assumption of related borrowings.

(c) To reflect the APB 16 purchase accounting adjustments including the financing of $3.5 million in cash paid at closing, the issuance of 3,277,509 shares at fair market value of the Company's common stock to the shareholders of Capital, Service and Carolina, resulting in goodwill of approximately $16.4 million and amortization of goodwill recorded in connection with the acquisition over a 30-year period.

(d) To reflect certain adjustments to salaries and employee benefits expense resulting from the acquisition of Carolina.

(e) To eliminate the depreciation expense associated with certain assets not acquired in the purchases of Carolina.

(f) To reflect interest expense associated with new borrowings acquired in connection with the acquisition at an average annual interest rate of 8%.

(g) To eliminate the discontinued parcel delivery and courier operations at Transit Group, Inc.

(h) To reflect the utilization of the Company's net operating loss carryforwards to offset Capital, Service and Carolina taxable income.